Exhibit 99.1

HUMAN GENOME SCIENCES, INC. 14200 Shady Grove Road, Rockville, Maryland 20850
HGS
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2009
FINANCIAL RESULTS AND KEY DEVELOPMENTS
- Positive results for BENLYSTA™ pivotal Phase 3 trials announced in July and November 2009; marketing applications in United States and Europe expected second quarter 2010 -
- Marketing applications for ZALBIN™ submitted in U.S. and Europe in fourth quarter 2009; BLA in U.S. accepted as filed by FDA with PDUFA date of October 4, 2010 -
- 2009 revenue exceeded $275 million; included $180 million from deliveries of raxibacumab to U.S.
Strategic National Stockpile -
- HGS ended 2009 with $1.2 billion in cash and investments, including net proceeds from successful public offerings of HGSI common stock completed in August and December 2009 -
ROCKVILLE, Maryland – March 2, 2010 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter and full year ended December 31, 2009, and provided highlights of recent key developments.
“2009 was an outstanding year of progress for HGS on all fronts,” said H. Thomas Watkins, President and Chief Executive Officer. “We and GlaxoSmithKline reported positive results from both Phase 3 trials of BENLYSTA in systemic lupus, and we plan to submit marketing applications in the U.S. and Europe in the second quarter of 2010. We reported positive results from our second Phase 3 trial of ZALBIN in chronic hepatitis C, and we and Novartis submitted marketing applications in the U.S. and Europe in the fourth quarter of last year. We also generated our first product sales in 2009 and recognized $180 million in revenues from deliveries of raxibacumab. In the GSK clinical pipeline, darapladib for cardiovascular disease and Syncria® for type 2 diabetes are both moving through Phase 3 trials. We greatly strengthened our cash position with two successful public offerings of common stock and ended 2009 with $1.2 billion in cash and investments. Both BENLYSTA and ZALBIN have the potential to receive approval in the U.S. late in 2010, and we are well positioned to work with our partners to launch them successfully.”

FINANCIAL RESULTS
HGS reported increased revenues of $275.7 million for the year ended December 31, 2009, compared with revenues of $48.4 million for 2008. Revenues for 2009 included $180.2 million recognized from sales and deliveries to the U.S. Strategic National Stockpile under the raxibacumab contract with the U.S. Government, $54.2 million recognized from the ZALBIN agreement with Novartis, $24.4 million recognized from manufacturing and development services other than raxibacumab, and $4.7 million recognized from the BENLYSTA agreement with GSK.
The Company reported net income for 2009 of $5.7 million ($0.04 per share), compared with a net loss of $268.9 million ($1.99 per share) for 2008. The improvement in net income for 2009 was due primarily to increased revenues, lower research and development and general and administrative expenses, and a gain on extinguishment of debt.
Cash increased by $818.7 million during 2009 primarily as a result of the successful public offerings of HGSI common stock completed in August and December 2009. As of December 31, 2009, cash and investments totaled $1.2 billion, of which $1.1 billion was unrestricted and available for operations. This compares with cash and investments totaling $372.9 million as of December 31, 2008, of which $303.6 million was unrestricted and available for operations.
Net cash flow for 2009 totaled $29.7 million, compared with net cash burn of $244.8 million for 2008; this does not include the effect of the public offerings of HGSI common stock and the repurchase of $106.2 million principal amount of outstanding long-term debt. The improvement primarily reflected increased revenues and lower research and development and general and administrative expenses. (For information on the calculation of this non-GAAP financial measure, visit www.hgsi.com/images/Q4results/netcashburn.pdf.)
For the fourth quarter ended December 31, 2009, HGS reported revenues of $53.0 million, compared with revenues of $12.9 million for the same period in 2008. Fourth quarter 2009 revenues included $27.6 million recognized from the ZALBIN agreement with Novartis, $17.7 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile, $5.3 million recognized from manufacturing and development services other than raxibacumab, and $1.0 million recognized from the BENLYSTA agreement with GSK.
The Company’s net loss for the quarter ended December 31, 2009 decreased to $9.7 million ($0.06 per share), compared with a net loss of $61.9 million ($0.46 per share) for the fourth quarter of 2008. The decrease in net loss was due primarily to higher revenues and lower research and development and general and administrative expenses.
“The HGS financial position was significantly strengthened during 2009,” said Tim Barabe, Senior Vice President and Chief Financial Officer. “With the proceeds from two successful public offerings of HGSI common stock, our cash position is more than sufficient to take us through the filing of marketing applications and the launch of our late-stage products, while also continuing to enable investment in our earlier-stage pipeline. Excluding $813 million in new funding, we realized net cash flow of nearly $30 million in 2009.”

HIGHLIGHTS OF RECENT PROGRESS
BENLYSTA™: On Track for Second Quarter 2010 Submission of U.S. and European Marketing Applications; Potential U.S. Approval Fourth Quarter 2010
BENLYSTA (belimumab) met the primary efficacy endpoints in BLISS-52 and BLISS-76, the largest late-stage clinical trials ever conducted in lupus patients. The results of these pivotal Phase 3 studies were reported in July and November 2009. HGS and GSK expect to submit marketing applications for BENLYSTA to regulatory authorities in the United States and Europe in the second quarter of 2010, and it has the potential to receive regulatory approval in the U.S. in the fourth quarter of 2010. BENLYSTA is being developed by HGS and GSK under a co-development and commercialization agreement entered into in 2006.
The Phase 3 data showed that BENLYSTA plus standard of care achieved a clinically and statistically significant improvement in patient response rate, compared with placebo plus standard of care. BLISS study results also showed that belimumab was generally well tolerated, with rates of overall adverse events and discontinuations due to adverse events comparable between belimumab and placebo treatment groups.
ZALBIN™: Marketing Applications Filed in United States and Europe in Fourth Quarter 2009; Potential U.S. Approval Fourth Quarter 2010
In the fourth quarter of 2009, HGS submitted a Biologics License Application (BLA) to FDA for ZALBIN (albinterferon alfa-2b) in the United States, and Novartis submitted a Marketing Authorization Application (MAA) under the brand name JOULFERON® to the EMEA in Europe. In February 2010, HGS received confirmation that the BLA submission was accepted by the FDA for filing with a Prescription Drug User Fee Act (PDUFA) target date of October 4, 2010. Albinterferon alfa-2b is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in 2006.
The regulatory submissions include the results of two pivotal Phase 3 clinical trials, known as ACHIEVE 1 and ACHIEVE 2/3, showing that 900-mcg ZALBIN dosed every two weeks met its primary endpoint of non-inferiority to Pegasys (peginterferon alfa-2a) dosed once each week. Patients also received oral ribavirin. In both studies, ZALBIN, with half the injections, achieved sustained virologic response comparable to that achieved by Pegasys. The rates of serious and/or severe adverse events were also comparable in these studies. ACHIEVE 1 was conducted in patients infected with genotype 1 virus, and ACHIEVE 2/3 was conducted in patients with genotypes 2 or 3 virus. The two studies treated a total of 2,255 patients.
Raxibacumab: $180 Million in Revenue Recognized in 2009 from Deliveries to U.S. Strategic National Stockpile; First Delivery under Second Order Completed November 2009; Approximately 15,000 Doses to Be Delivered to Stockpile in 2010
In the first half of 2009, HGS achieved its first product sales and recognized $162.5 million in revenue by delivering 20,000 doses of raxibacumab to the U.S. Strategic National Stockpile. In July 2009, the U.S. Government exercised its option to purchase 45,000 additional doses to be delivered over a three-year period. HGS expects to receive approximately $142 million from the second award as deliveries are completed, including $17.7 million recognized as revenue from delivery of approximately 5,600 doses in fourth quarter 2009. The Company expects to deliver approximately 15,000 doses to the Stockpile in 2010.

HGS submitted a BLA to FDA for raxibacumab for the treatment of inhalation anthrax in May 2009, received a Complete Response Letter in November 2009, and is working closely with the FDA to obtain approval. HGS will receive $20 million from the U.S. Government upon FDA licensure of raxibacumab. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).
GSK Pipeline: Phase 3 Trials Ongoing for Darapladib in Cardiovascular Disease and Syncria® in Type 2 Diabetes
In December 2009, GSK announced the initiation of its second pivotal Phase 3 trial to evaluate whether darapladib can reduce the risk of adverse cardiovascular events such as a heart attack or stroke. During the year, GSK completed enrollment of its first Phase 3 trial of darapladib ahead of schedule. With more than 27,000 patients enrolled in the two trials, the Phase 3 clinical program for darapladib is among the largest ever conducted to evaluate the safety and efficacy of any cardiovascular medication. Darapladib was discovered by GSK based on HGS technology. HGS will receive 10% royalties on worldwide sales if darapladib is commercialized, and has a 20% co-promotion option in North America and Europe.
HGS received a $9.0 million milestone payment during the first quarter of 2009, following GSK’s initiation of a Phase 3 program to evaluate the efficacy, safety and tolerability of Syncria (albiglutide) in the long-term treatment of type 2 diabetes mellitus. Six Phase 3 trials of Syncria are currently ongoing. Syncria was created by HGS using its proprietary albumin-fusion technology, and the product was licensed to GSK in 2004. HGS is entitled to fees and milestone payments that could amount to as much as $183 million – including $33 million received to date – in addition to single-digit royalties on worldwide sales if Syncria is commercialized.
Oncology Program: Therapeutic Opportunities across Broad Range of Cancers
Three randomized Phase 2 chemotherapy combination trials are currently underway to evaluate the potential of mapatumumab (HGS-ETR1) in the treatment of advanced multiple myeloma, non-small cell lung cancer, and hepatocellular cancer. Results are expected in first quarter 2010 for non-small cell lung cancer and mid-2010 for multiple myeloma. Mapatumumab, a human monoclonal antibody to TRAIL receptor 1, is the most advanced of any product in development that targets the TRAIL apoptosis pathway.
In November 2009, HGS and Aegera Therapeutics announced the initiation of a Phase 1 trial of the Company’s lead IAP inhibitor, HGS1029, as monotherapy in patients with advanced lymphoid tumors. HGS1029 as monotherapy is also being studied in an ongoing Phase 1 study initiated in 2008 in patients with advanced solid tumors. HGS plans to continue the study of HGS1029 both alone and in combination with other anti-cancer agents, including mapatumumab.

Net Proceeds of Two Public Offerings Total $812.9 Million
In the second half of 2009, HGS received $812.9 million in net proceeds from two public offerings of HGSI common stock. In August 2009, HGS completed the public offering of 26,697,250 newly issued shares of common stock at $14.00 per share, receiving net proceeds of $356.5 million. In December 2009, HGS completed the public offering of 17,825,000 newly issued shares of common stock at $26.75 per share, receiving net proceeds of $456.4 million.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat lupus, hepatitis C, inhalation anthrax and cancer.
The Company’s primary focus is rapid progress toward the commercialization of its two lead drugs, BENLYSTA™ (belimumab) for systemic lupus and ZALBIN™ (albinterferon alfa-2b) for hepatitis C. Phase 3 development has been completed successfully for both BENLYSTA and ZALBIN. The submission of marketing applications for BENLYSTA is planned in the U.S., Europe and other regions in the second quarter of 2010. A BLA has been submitted for ZALBIN to the FDA in the United States, and an MAA has been submitted under the brand name JOULFERON® to the EMEA in Europe.
In April 2009, HGS completed the delivery of 20,000 doses of raxibacumab to the U.S. Strategic National Stockpile for use in the event of an emergency to treat inhalation anthrax. In July 2009, HGS secured a new purchase order for 45,000 doses, and the Company delivered the first 5,600 doses to the Stockpile under the new order in November 2009.
HGS also has several drugs in earlier stages of development for treatment of cancer, led by the TRAIL receptor antibody mapatumumab and a small-molecule antagonist of inhibitor-of-apoptosis proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical pipeline including darapladib, in Phase 3 development in patients with coronary heart disease, and Syncria® (albiglutide), in Phase 3 development in patients with type 2 diabetes.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences, BENLYSTA, and ZALBIN are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.

NON-GAAP FINANCIAL MEASURE
Net cash flow (burn) is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We define “net cash flow (burn)” as net income or loss, plus non-cash expenses, such as stock-based compensation, depreciation and other non-cash charges, and minus deferred revenue and capital expenditures. This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. The Company believes that net cash flow (burn) is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company. Net cash flow (burn) is also a measure used by our management, including our chief executive officer, who is our chief operating decision maker, in evaluating the performance of our business. Net cash flow (burn), as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate net cash flow (burn) in an identical manner and, therefore, they are not necessarily an accurate measure of comparison between companies.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008(a)	2009	2008(a)
	(dollars in thousands, except share and per share amounts)

Revenue:
Product sales	$17,693	$—	$154,074	$—
Manufacturing and development service	5,360	—	50,653	—
Research and development collaborative agreements	29,904	12,906	71,022	48,422

Total revenue	52,957	12,906	275,749	48,422

Costs and expenses:
Cost of product sales	1,236	—	15,805	—
Cost of manufacturing and development services	976	—	18,215	—
Research and development expenses	42,330	48,652	173,709	243,257
General and administrative expenses	19,319	14,860	61,073	60,865
Facility-related exit charges (credits) (b)	(10,675)	—	759	—

Total costs and expenses (c)	53,186	63,512	269,561	304,122

Income (loss) from operations	(229)	(50,606)	6,188	(255,700)
Investment income	3,623	4,903	12,727	23,487
Interest expense	(14,465)	(15,946)	(58,424)	(62,912)
Gain on extinguishment of debt	—	—	38,873	—
Gain on sale of long-term equity investment	—	—	5,259	32,518
Other income (expense)	56	(235)	(238)	(6,284)

Income (loss) before taxes	(11,015)	(61,884)	4,385	(268,891)
Income tax benefit	1,274	—	1,274	—

Net income (loss)	$(9,741)	$(61,884)	$5,659	$(268,891)

Basic net income (loss) per share	$(0.06)	$(0.46)	$0.04	$(1.99)

Diluted net income (loss) per share	$(0.06)	$(0.46)	$0.04	$(1.99)

Weighted average shares outstanding, basic	170,700,803	135,518,032	149,334,426	135,406,642

Weighted average shares outstanding, diluted	170,700,803	135,518,032	155,053,473	135,406,642

(a)	HGS adopted new guidance related to accounting for convertible debt instruments effective January 1, 2009, which required restatement of prior periods, as applicable. Research and development expenses, interest expense, net loss and net loss per share as previously reported for the three months ended December 31, 2008 were $48,516, $9,894, $55,696 and $0.41 per basic and diluted share, respectively. Research and development expenses, interest expense, net loss and net loss per share as previously reported for the year ended December 31, 2008 were $242,710, $39,483, $244,915 and $1.81 per basic and diluted share, respectively.

(b)	Facility-related exit credits during the three months ended December 31, 2009 relate to the reversal of substantially all of an exit charge recorded during the three months ended June 30, 2009. HGS has decided to resume production in certain previously-vacant space in order to support upcoming manufacturing activities.

(c)	Includes stock-based compensation expense of $2,977 ($0.02 per basic and diluted share) and $4,645 ($0.03 per basic and diluted share) for the three months ended December 31, 2009 and 2008, respectively. Includes stock-based compensation expense of $12,524 ($0.08 per basic and diluted share) and $18,593 ($0.14 per basic and diluted share) for the year ended December 31, 2009 and 2008, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	December 31, 2009	December 31, 2008 (d)
	(dollars in thousands)

Cash, cash equivalents and investments (e)	$1,191,660	$372,939
Total assets (e)	1,530,630	686,832
Convertible subordinated debt (f)	349,807	417,597
Lease financing	248,628	246,477
Total stockholders’ equity (deficit)	755,415	(136,304)

(d)	As noted in footnote (a), the adoption of new accounting guidance required restatement of prior periods. Total assets, convertible subordinated debt, and total stockholders’ deficit as previously reported were $674,164, $510,000, and $(241,375) as of December 31, 2008.

(e)	Includes $88,437 and $69,360 in restricted investments at December 31, 2009 and December 31, 2008, respectively.

(f)	Convertible subordinated debt is net of unamortized debt discount of $54,043 and $92,403 as of December 31, 2009 and December 31, 2008, respectively. Convertible subordinated debt at face value is $403,850 and $510,000 as of December 31, 2009 and December 31, 2008, respectively.
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